                                                                Exhibit 99.2

                         ALLEGIANT BANCORP, INC.

                 FISCAL YEAR PERIOD FINANCIAL STATEMENTS

                     REPORT OF INDEPENDENT AUDITORS

Shareholders and Board of Directors
Allegiant Bancorp, Inc.

    We have audited the accompanying consolidated balance sheets of Allegiant Bancorp, Inc. as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Allegiant Bancorp, Inc. at December 31, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.



St. Louis, Missouri                     /s/ Ernst & Young
January 17, 2001

ALLEGIANT BANCORP, INC
CONSOLIDATED BALANCE SHEETS

                                                                         DECEMBER 31,
----------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                               2000              1999
----------------------------------------------------------------------------------------------
ASSETS:
Cash and due from banks                                           $   30,942         $ 16,842
Federal funds sold and other overnight investments                    16,201            9,927
Investment securities
    Available-for-sale (at estimated market value)                   129,096           49,129
    Held-to-maturity (estimated market value of $5,207 and
      $11,284, respectively)                                           5,200           11,668
Loans, net of allowance for loan losses of $11,433 and
  $8,315, respectively                                               802,538          606,876
Loans held for sale                                                   88,983               --
Premises and equipment                                                18,487            9,896
Accrued interest and other assets                                     33,446           12,430
Cost in excess of fair value of net assets acquired                   10,831           11,724
----------------------------------------------------------------------------------------------
TOTAL ASSETS                                                      $1,135,724         $728,492
==============================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
    Non-interest bearing                                          $   86,012         $ 51,845
    Interest bearing                                                 693,362          449,071
    Certificates of deposit over $100,000                             78,710           47,550
----------------------------------------------------------------------------------------------
Total deposits                                                       858,084          548,466
----------------------------------------------------------------------------------------------
Short-term borrowings                                                126,262           75,861
Long-term debt                                                        48,689           35,860
Guaranteed preferred beneficial interest in subordinated
  debentures                                                          17,250           17,250
Accrued expenses and other liabilities                                 7,633            3,064
----------------------------------------------------------------------------------------------
Total liabilities                                                  1,057,918          680,501
----------------------------------------------------------------------------------------------
Shareholders' equity:
    Common stock, $.01 par value - authorized 20,000,000
      shares; issued 8,897,111 shares and 6,208,102 shares,
      respectively                                                        94               66
    Capital surplus                                                   60,798           42,373
    Retained earnings                                                 16,195           10,482
    Accumulated other comprehensive income (loss)                        719             (754)
    Treasury stock, at cost, 419,260 shares in 1999                       --           (4,176)
----------------------------------------------------------------------------------------------
Total shareholders' equity                                            77,806           47,991
----------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                        $1,135,724         $728,492
==============================================================================================

See accompanying notes to consolidated financial statements.

ALLEGIANT BANCORP, INC
CONSOLIDATED STATEMENTS OF INCOME

                                                                         YEARS ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)                              2000            1999            1998
---------------------------------------------------------------------------------------------------------
Interest income:
    Interest and fees on loans                                    $66,776         $48,604         $44,412
    Investment securities                                           4,914           3,361           4,295
    Federal funds sold and other overnight investments                283             147             511
---------------------------------------------------------------------------------------------------------
Total interest income                                              71,973          52,112          49,218
---------------------------------------------------------------------------------------------------------

Interest expense:
    Interest on deposits                                           31,540          20,595          21,948
    Interest on short-term borrowings                               5,259           3,002           2,625
    Interest on long-term debt                                      1,952           2,271           2,694
    Interest on guaranteed beneficial interest in
      subordinated debentures                                       1,770             733              --
---------------------------------------------------------------------------------------------------------
Total interest expense                                             40,521          26,601          27,267
---------------------------------------------------------------------------------------------------------
Net interest income                                                31,452          25,511          21,951
Provision for loan losses                                           3,500           2,546           2,420
---------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                27,952          22,965          19,531
---------------------------------------------------------------------------------------------------------

Other income:
    Service charges on deposits                                     3,111           1,888           1,387
    Net gain on sale of securities                                    353              --              68
    Other income                                                    2,998           2,955           7,869
---------------------------------------------------------------------------------------------------------
Total other income                                                  6,462           4,843           9,324
---------------------------------------------------------------------------------------------------------

Other expenses:
    Salaries and employee benefits                                 11,386           9,717           9,663
    Occupancy and furniture and equipment                           3,338           2,994           3,275
    Other expense                                                   7,858           6,051           8,357
---------------------------------------------------------------------------------------------------------
Total other expenses                                               22,582          18,762          21,295
---------------------------------------------------------------------------------------------------------

Income before income taxes                                         11,832           9,046           7,560
Provision for income taxes                                          4,797           3,644           3,026
---------------------------------------------------------------------------------------------------------

Net income                                                        $ 7,035         $ 5,402         $ 4,534
=========================================================================================================

    Basic earnings per share                                      $  1.09         $  0.84         $  0.72

    Diluted earnings per share                                       1.08            0.83            0.68

See accompanying notes to consolidated financial statements.

ALLEGIANT BANCORP, INC
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                      ACCUMULATED
                                    COMMON STOCK                                         OTHER           TOTAL
                                 ------------------  TREASURY   CAPITAL   RETAINED   COMPREHENSIVE   SHAREHOLDERS'   COMPREHENSIVE
(DOLLARS IN THOUSANDS)            SHARES       PAR    STOCK     SURPLUS   EARNINGS   INCOME (LOSS)      EQUITY          INCOME
----------------------------------------------------------------------------------------------------------------------------------
BALANCE JANUARY 1, 1998          6,111,743     $61   $    --    $39,484   $ 2,441       $   85          $42,071         $   --
  Net income                            --      --        --         --     4,534           --            4,534          4,534
  Change in net unrealized
   losses on available-
   for-sale securities                  --      --        --         --        --           (2)              (2)            (2)
----------------------------------------------------------------------------------------------------------------------------------
  Comprehensive income                                                                                                  $4,532
==================================================================================================================================
  Cash dividends declared               --      --        --         --      (917)          --             (917)
  Issuance of common stock
   for:
    Exercise of stock
     options                       384,785       4        --      2,112        --           --            2,116
    Various stock issuance
     plans                          39,636      --        --        302        --           --              302
----------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1998        6,536,164      65        --     41,898     6,058           83           48,104
==================================================================================================================================
  Net income                            --      --                   --     5,402           --            5,402         $5,402
  Change in net unrealized
   losses on available-
   for-sale securities                  --      --                   --        --         (837)            (837)          (837)
----------------------------------------------------------------------------------------------------------------------------------
  Comprehensive income                                                                                                  $4,565
==================================================================================================================================
  Cash dividends declared               --      --        --         --      (978)          --             (978)
  Issuance of common stock
   for:
    Exercise of stock
     options                        86,703       1        --        423        --           --              424
    Various stock issuance
     plans                           4,495      --        --         52        --           --               52
  Repurchase of common
   stock                          (419,260)     --    (4,176)        --        --           --           (4,176)
----------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1999        6,208,102      66    (4,176)    42,373    10,482         (754)          47,991
==================================================================================================================================
  Net income                            --      --        --         --     7,035           --            7,035         $7,035
  Change in net unrealized
   losses on available-
   for-sale securities                  --      --        --         --        --        1,473            1,473          1,473
----------------------------------------------------------------------------------------------------------------------------------
  Comprehensive income                                                                                                  $8,508
==================================================================================================================================
  Cash dividends declared               --      --        --         --    (1,322)          --           (1,322)
  Issuance of common stock
   for:
    Acquisition of Equality
     Bancorp                     2,663,547      26     5,615     16,911        --           --           22,552
    Exercise of stock
     options                           660      --        --          5        --           --                5
    Various stock issuance
     plans                         160,317       2        --      1,509        --           --            1,511
    Repurchase of common
     stock                        (135,515)     --    (1,439)        --        --           --           (1,439)
----------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 2000        8,897,111     $94   $    --    $60,798   $16,195       $  719          $77,806
==================================================================================================================================


                                   YEARS ENDED DECEMBER 31,
------------------------------------------------------------
(IN THOUSANDS)                       2000     1999     1998
------------------------------------------------------------
Reclassification
 adjustments:
  Unrealized gains (losses)
   on available-for-sale
   securities                       $1,826   $(837)  $    39
  Less:
    Reclassification
     adjustment for gains
     realized included in
     net income                        353      --        41
------------------------------------------------------------
  Net unrealized gains
   (losses) on available-
   for-sale securities              $1,473    (837)  $    (2)
============================================================

See accompanying notes to consolidated financial statements.

ALLEGIANT BANCORP, INC
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      YEARS ENDED DECEMBER 31,
----------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                      2000        1999        1998
----------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
    Net income                                                    $   7,035   $   5,402   $   4,534
    Adjustments to reconcile net income to net cash provided
      by operating activities:
        Depreciation and amortization                                 2,613       2,610       4,366
        Provision for loan losses                                     3,500       2,546       2,420
        Net realized gains on securities held-to-maturity                (6)         --          --
        Net realized gains on securities available-for-sale            (347)         --         (68)
        Deferred tax benefit                                         (2,327)       (934)       (496)
        Net gain on sale of mortgage loans                               --          --      (1,112)
        Net gain on disposition of branches                              --          --      (2,370)
        Other changes in assets and liabilities:
            Accrued interest receivable and other assets             (1,672)       (999)        811
            Accrued expenses and other liabilities                    3,365        (523)       (745)
----------------------------------------------------------------------------------------------------
                Cash provided by operating activities                12,161       8,102       7,340
----------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES:
    Net cash received in acquisition of Equality Bancorp             46,676          --          --
    Net cash paid in disposition of branches                             --          --     (22,662)
    Proceeds from maturities of securities held-to-maturity           5,891       4,043      22,885
    Proceeds from sales of securities held-to-maturity                1,083          --          --
    Purchase of investment securities held-to-maturity                 (500)     (3,671)     (2,974)
    Proceeds from maturities of securities
      available-for-sale                                              7,086      16,225      87,840
    Proceeds from sales of securities available-for-sale             18,035          --       8,989
    Purchase of investment securities available-for-sale            (31,892)    (23,924)    (94,586)
    Loans made to customers, net of repayments                     (118,300)   (120,195)   (102,815)
    Proceeds from sale of mortgage loans                                 --          --      78,374
    Purchase of bank owned life insurance, net                      (15,682)         --          --
    Purchases of assets held for operating leases, net                1,520       1,414      (2,959)
    Additions to premises and equipment, net                         (1,892)       (524)     (3,186)
----------------------------------------------------------------------------------------------------
                Cash used in investing activities                   (87,975)   (126,632)    (31,094)
----------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES:
    Net increase in deposits                                        123,245      97,700       5,201
    Net increase (decrease) in short-term borrowings                (30,749)     16,819         338
    Proceeds from issuance of long-term debt                          5,020       1,085      31,150
    Repayment of long-term debt                                         (83)         --     (13,650)
    Proceeds from issuance of guaranteed preferred
      beneficial interest in subordinated debentures                     --      17,250          --
    Proceeds from issuance of common stock                            1,516         476       2,283
    Repurchase of common stock                                       (1,439)     (4,176)         --
    Payment of dividends                                             (1,322)       (978)       (917)
----------------------------------------------------------------------------------------------------
                Cash provided by financing activities                96,188     128,176      24,405
----------------------------------------------------------------------------------------------------
    Net increase in cash and cash equivalents                        20,374       9,646         651
    Cash and cash equivalents, beginning of year                     26,769      17,123      16,472
----------------------------------------------------------------------------------------------------
    Cash and cash equivalents, end of year                        $  47,143   $  26,769   $  17,123
====================================================================================================

See accompanying notes to consolidated financial statements.

ALLEGIANT BANCORP, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ACCOUNTING POLICIES:
    Basis of Presentation. The accompanying consolidated financial statements include the accounts of Allegiant Bancorp, Inc. and its subsidiaries. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States and reporting practices applicable to the banking industry. All significant intercompany transactions and balances have been eliminated. The significant accounting policies are summarized below.
    Business. Our bank subsidiary, Allegiant Bank, operates within one segment, the banking industry, and provides a full range of banking services to individual and corporate customers in the St. Louis, Missouri metropolitan area. Our bank is subject to intense competition from other financial institutions. Our bank also is subject to the regulations of certain federal and state agencies and undergoes periodic examination by those regulatory authorities.
    Accounting Estimates. The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from estimates.
    Reclassifications. Certain reclassifications have been made to the 1999 and 1998 financial statements to conform to the 2000 presentation. These reclassifications had no effect on net income.
    Investment Securities. Securities are classified as held-to-maturity or available-for-sale. Only those securities which management has the intent and ability to hold to maturity are classified as held-to-maturity and are reported at amortized cost. Securities that are purchased with the intent to hold for an indefinite period of time, including securities that management intends to use as part of its asset/liability strategy or that may be sold to meet liquidity needs, are classified as available-for-sale securities. Available-for-sale securities are reported at fair value with unrealized gains and losses, net of related deferred income taxes, reported in other comprehensive income. Interest and dividends on securities, including amortization of premium and accretion of discounts, are reported in interest income using the interest method. Realized securities gains or losses are reported in the Consolidated Statements of Income. Gains and losses on securities are determined on an identified certificate basis.
    Loans Held-for-Sale. In our lending activities, we originate residential mortgage loans intended for sale in the secondary market. Loans held-for-sale are carried at the lower of cost or fair value, which is determined on an aggregate basis. Gains or losses on the sale of loans held-for-sale are determined on a specific identification method.
    Loans. Interest income on loans is generally accrued on a simple interest basis. Loan fees and direct costs of loan originations are deferred and amortized over the estimated life of the loans under methods approximating the interest method.
    When, in management's opinion, interest on a loan will not be collected in the normal course of business, or when either principal or interest is past due over 90 days, that loan is generally placed on a non-accrual status. When a loan is placed on non-accrual status, accrued interest for the current year is reversed and charged against current earnings, and accrued interest from prior years is charged against the reserve for loan losses. Interest payments received on non-accrual loans are applied to principal if there is doubt as to the collectibility of such principal; otherwise, these receipts are recorded as interest income. A loan remains on non-accrual status until the loan is current as to payment of both principal and interest, and/or the borrower demonstrates the ability to pay and remain current.
    All non-accrual and renegotiated loans are considered impaired. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price, or the fair value of the collateral, if the loan is collateral dependent.
    Allowance for loan losses. We maintain an allowance to absorb possible loan losses inherent in the portfolio. Credit losses are charged and recoveries are credited to the reserve. Provisions for credit losses are credited to the allowance in an amount that we consider necessary to maintain an appropriate allowance given the risk identified in the portfolio. The allowance is based on ongoing monthly assessments of the possible estimated losses inherent in the loan portfolio. Our monthly evaluation of the adequacy of the allowance is comprised of the following elements.
    Larger commercial loans and any additional loans that exhibit potential or observed credit weaknesses are subject to individual review. Where appropriate, specific allowances are made for individual loans based on our estimate of the borrower's ability to repay the loan given the availability of collateral, other sources of cash flow and collection options available to us.
    Included in the review of individual loans are those that are impaired as provided in Statement of Financial Accounting Standards ("SFAS") No. 114, Accounting by Creditors for Impairment of a Loan. Any reserves for impaired loans are measured based on the present value of expected future cash flows discounted at the loans' effective interest rate or fair value of the underlying collateral. We evaluate the collectibility of both principal and interest when assessing the need for loss accrual.

    Loans are graded on a risk rating system that encompasses ten categories. Collateral protection and the borrower's ability to repay loan obligations define each category. Historic loss rates and observed industry standards are utilized to determine the appropriate allocation percentage for each loan grade.
    Homogenous loans, such as consumer installment or home equity credit, are given a standard risk rating that is adjusted on a delinquency basis. Residential mortgage loans are not individually risk rated, but are identified as a "pool" of loans. Delinquent mortgage loans are segregated and reserve allocations are determined based on the same factors utilized for risk rated loans.
    An unallocated allowance is maintained to recognize the imprecision in estimating and measuring loss when evaluating reserves for individual loans or pool of loans.
    Historical loss rates for commercial and consumer loans may be adjusted for significant factors that, in our judgment, reflect the impact of any current conditions on loss recognition. Factors that we consider in the analysis include the effects of the national and local economies, trends in the nature and volume of loans (delinquencies, charge-offs, non-accrual and problem loans), changes in the internal lending policies and credit standards, collection practices and examination results from bank regulatory agencies and our internal loan reviews.
    Allowance for individual loans are reviewed monthly and adjusted as necessary based on changing borrower and/or collateral conditions and actual collection and charge-off experience.
    Premises and Equipment. Premises and equipment are stated at cost less accumulated depreciation. The provision for depreciation is computed using the straight-line method over the estimated useful lives of the individual assets for book purposes and accelerated methods for tax purposes. Ordinary maintenance and repairs are charged to expense as incurred.
    Real Estate Owned. Real estate acquired in foreclosure or other settlement of loans is initially recorded at the lower of fair market value of the assets received (less estimated selling costs) or the recorded investment in the loan at the date of transfer. Any adjustment to fair market value at the date of transfer is charged against the allowance for loan losses. Subsequent write-downs are charged to operating expense including charges relating to operating, holding or disposing of the property.
    Cost in Excess of Fair Value of Net Assets Acquired. Intangible assets consist primarily of goodwill. Goodwill, the excess of cost over the fair value of net assets acquired in business combinations accounted for as purchases, is amortized using the straight-line method over the estimated period to be benefited, but not exceeding 15 years. Management reviews goodwill for impairment if there is a significant event that detrimentally affects operations. Impairment is measured using estimates of the undiscounted future earnings potential of the entity or assets acquired.
    Income Taxes. Income taxes are accounted for under the liability method in which deferred income taxes are recognized as a result of temporary differences between the financial reporting basis and the tax basis of our assets and liabilities.
    Cash Equivalents. For purposes of the Consolidated Statements of Cash Flows, we consider cash and due from banks, federal funds sold and other overnight investments to be cash equivalents.
    Derivative Financial Instruments. Our Company uses off-balance sheet derivatives as part of the overall asset and liability management process and to manage risk related to changes in interest rates. These financial derivatives consist of interest rate swaps.
    Interest rate swaps are agreements with a counterparty to exchange periodic interest payments calculated on a notional principal amount. Interest rate swaps that modify the interest rate characteristics of designated interest-bearing assets or liabilities are accounted for under the accrual method. The net amount payable or receivable from the derivative contract is accrued as an adjustment to interest income or interest expense of the designated interest bearing asset or liability. Changes in fair value of the interest rate swaps accounted for under the accrual method are not reflected in the statement of operations. Realized gains and losses are deferred as an adjustment to the carrying amount of the designated assets or liabilities and amortized over the shorter of the remaining original life of the interest rate swaps or the designated assets or liabilities. If the designated assets or liabilities are disposed of, the fair value of the interest rate swaps and any unamortized deferred gains or losses are included in the determination of the gain or loss on disposition of such instruments.
    As of January 1, 2001, we will adopt Financial Accounting Standards Board Statement No. 133, Accounting for Derivative Instruments and Hedging Activities which was issued in June, 1998 and its amendments, Statement 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133 and Statement 138, Accounting for Derivative Instruments and Certain Hedging Activities issued in June 1999 and June 2000, respectively (collectively referred to as Statement 133). The adoption of Statement 133 is applicable to our derivative financial instruments which include five interest rate swap contracts. Since our hedging relationships are highly effective as defined in Statement 133, we do not anticipate the adoption of Statement 133 to have a significant effect on our financial position or results of operations.

NOTE 2. ACQUISITIONS AND DIVESTITURES:
    On November 15, 2000, we completed the acquisition of Equality Bancorp. Equality Bancorp was the parent of Equality Savings Bank which was founded in 1884 and was the oldest thrift in the State of Missouri. At the time of closing, Equality Bancorp had consolidated assets of approximately $300.4 million. In connection with our acquisition of Equality Bancorp, we issued approximately 2.7 million shares of our common stock. Based upon the net book value of the Equality Bancorp assets at closing, no goodwill was recorded. Our acquisition of Equality Bancorp increased the number of Allegiant's outstanding shares to 8,897,701 at December 31, 2000. Also, during November, Equality Bancorp's systems were successfully integrated into Allegiant's, including the conversion of all computer systems and records.
    The operations of Equality Bancorp are included in our consolidated Statements of Income from the date of acquisition. The pro forma unaudited results of operations for the years ended December 31, 2000 and 1999, assuming the purchase of Equality Bancorp has been consummated as of January 1, 1999, are as follows:

                                             DECEMBER 31,
------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)       2000      1999
------------------------------------------------------------
Net interest income                        $35,888   $32,326
Net income                                   7,113     6,606
Net income per common share:
    Basic                                  $  0.82   $  0.73
    Diluted                                   0.81      0.72

    In December 1998, we sold three out-of-market branches to another financial institution. The book value of assets disposed of totaled $17.5 million, the book value of liabilities transferred totalled $40.0 million and the net cash paid for the divestiture was $22.7 million. A $2.4 million gain was recognized from the sale.

NOTE 3. INVESTMENT SECURITIES:
    Debt and equity securities have been classified in the Consolidated Balance Sheets according to management's intent to have these securities available-for-sale or held-to-maturity. The carrying amount of securities and their approximate fair values were as follows:

                                          SECURITIES AVAILABLE-FOR-SALE                      SECURITIES HELD-TO-MATURITY
                                                DECEMBER 31, 2000                                 DECEMBER 31, 2000
--------------------------------------------------------------------------------------------------------------------------------
                                                GROSS        GROSS                                GROSS        GROSS
                                 AMORTIZED    UNREALIZED   UNREALIZED     FAIR    AMORTIZED    UNREALIZED   UNREALIZED     FAIR
(IN THOUSANDS)                      COST        GAINS        LOSSES      VALUE       COST        GAINS        LOSSES      VALUE
--------------------------------------------------------------------------------------------------------------------------------
U.S. government and agency
  securities                      $ 49,595      $  274       $(278)     $ 49,591    $   --        $--          $ --      $   --
State and municipal
  securities                         3,623          89          --         3,712     4,564         23           (31)      4,556
Mortgage-backed securities          63,239         728         (19)       63,948       636         15            --         651
Federal Home Loan Bank
  stock                              9,463          --          --         9,463        --         --            --          --
Other securities                     2,069         313          --         2,382        --         --            --          --
--------------------------------------------------------------------------------------------------------------------------------
    Total                         $127,989      $1,404       $(297)     $129,096    $5,200        $38          $(31)     $5,207
================================================================================================================================


                                          SECURITIES AVAILABLE-FOR-SALE                      SECURITIES HELD-TO-MATURITY
                                                DECEMBER 31, 1999                                 DECEMBER 31, 1999
--------------------------------------------------------------------------------------------------------------------------------
                                                GROSS        GROSS                                GROSS        GROSS
                                 AMORTIZED    UNREALIZED   UNREALIZED     FAIR    AMORTIZED    UNREALIZED   UNREALIZED    FAIR
(IN THOUSANDS)                      COST        GAINS        LOSSES      VALUE       COST        GAINS        LOSSES     VALUE
--------------------------------------------------------------------------------------------------------------------------------
U.S. government and agency
  securities                       $34,553        $ 3        $(1,032)    $33,524   $ 5,500        $ 1         $ (15)    $ 5,486
State and municipal
  securities                           598         --            (14)        584     4,210          4          (418)      3,796
Mortgage-backed securities           7,558         13           (132)      7,439     1,958         44            --       2,002
Federal Home Loan Bank stock         7,124         --             --       7,124        --         --            --          --
Other securities                       458         --             --         458        --         --            --          --
--------------------------------------------------------------------------------------------------------------------------------
    Total                          $50,291        $16        $(1,178)    $49,129   $11,668        $49         $(433)    $11,284
================================================================================================================================

    Proceeds from the sale of securities totaled $19.1 million in 2000 and $8.9 million in 1998. There were no sales in 1999. There were gross realized gains and losses on the sale of held-to-maturity securities of $7,000 and $1,000, respectively, and available-for-sale securities of $459,000 and $112,000, respectively, in 2000. There were gross realized gains and losses on the sale of securities available-for-sale of $71,000 and $3,000, respectively, in 1998.
    Held-to-maturity and available-for-sale securities with a carrying value of $109.8 million and $36.6 million at December 31, 2000 and 1999, respectively, were pledged to secure public deposits and short-term borrowings.

    The contractual maturities of securities (other than Federal Home Loan Bank stock and other securities) available-for-sale and securities held-to-maturity at December 31, 2000 were as follows:

                                                                             DECEMBER 31, 2000
-------------------------------------------------------------------------------------------------------------------
                                                               SECURITIES                          SECURITIES
                                                           AVAILABLE-FOR-SALE                   HELD-TO-MATURITY
--------------------------------------------------------------------------------------------------------------------
                                                        AMORTIZED          FAIR              AMORTIZED         FAIR
(IN THOUSANDS)                                             COST           VALUE                 COST          VALUE
--------------------------------------------------------------------------------------------------------------------
Due in one year or less                                  $  4,996        $  4,984              $   30         $   30
Due from one year to five years                            31,346          31,262                 346            354
Due from five years to ten years                            3,174           3,175                 528            531
Due after ten years                                        13,702          13,882               3,660          3,641
--------------------------------------------------------------------------------------------------------------------
    Subtotal                                               53,219          53,303               4,564          4,556
Mortgage-backed securities                                 63,239          63,948                 636            651
--------------------------------------------------------------------------------------------------------------------
    Total                                                $116,457        $117,251              $5,200         $5,207
====================================================================================================================

NOTE 4. LOANS:
    The components of loans in the Consolidated Balance Sheets were as follows:

                                   DECEMBER 31,
----------------------------------------------------
(IN THOUSANDS)                    2000       1999
----------------------------------------------------
Commercial                      $165,107   $150,259
Real estate-construction         124,517     65,310
Real estate-mortgage
  One- to four-family
   residential                   193,490    141,264
  Multi-family and
   commercial                    295,678    235,158
Consumer and other                35,975     24,152
Net deferred loan fees,
 premiums and discounts             (796)      (952)
----------------------------------------------------
Total loans                      813,971    615,191
Allowance for loan losses        (11,433)    (8,315)
----------------------------------------------------
Net loans                       $802,538   $606,876
====================================================

    An analysis of the change in the allowance for loan losses follows:

                                  DECEMBER 31,
------------------------------------------------------
(IN THOUSANDS)              2000      1999     1998
------------------------------------------------------
Balance, beginning of
 year                      $ 8,315   $6,442   $ 5,193
Acquired subsidiary
 balance                       980       --        --
Loans charged off           (1,429)    (860)   (1,226)
Recoveries                      67      188        55
------------------------------------------------------
Net loans charged off       (1,362)    (672)   (1,171)
Provision for loan
 losses                      3,500    2,545     2,420
------------------------------------------------------
Balance, end of year       $11,433   $8,315   $ 6,442
======================================================

    The recorded investment in loans that were considered to be impaired under SFAS No. 114, as amended by SFAS No. 118, was $814,000 in 2000, $628,000 in 1999 and $1.8 million in 1998 (these impaired loans were all classified as non-accrual loans). The related allowance for these impaired loans was $72,000 in 2000, $82,000 in 1999 and $269,000 in 1998. Interest
income that would have been recognized for non-accrual loans was $98,000 in 2000, $84,000 in 1999 and $72,000 in 1998. Cash basis income on non-accrual loans was not significant for 2000, 1999 or 1998. Other real estate owned and foreclosed assets were approximately $250,000, $402,000 and $0 at December 31, 2000, 1999 and 1998, respectively.
    We and Allegiant Bank have entered into transactions with our directors, significant shareholders and affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans to such related parties at December 31, 2000, 1999 and 1998 was $22.1 million, $35.5 million and $35.9 million, respectively. During 2000, $5.5 million of new loans and $6.4 million of repayments were made on related party loans. During 2000, related party loans were further decreased by $12.6 million due to the retirement of certain of our directors. As of December 31, 2000 and 1999, no related party loans were past due 90 days or more.

NOTE 5. PREMISES AND EQUIPMENT:
    Components of premises and equipment as of December 31, 2000 and 1999 were as follows:

                                   DECEMBER 31,
----------------------------------------------------
(IN THOUSANDS)                   2000        1999
----------------------------------------------------
Land                            $ 4,197     $ 2,654
Bank premises                    12,596       5,601
Furniture, equipment and
 automobiles                      9,090       6,802
----------------------------------------------------
Total cost                       25,883      15,057
Less accumulated
 depreciation                    (7,396)     (5,161)
----------------------------------------------------
Net book value                  $18,487     $ 9,896
====================================================

    Allegiant Bank leases various banking facilities and one piece of equipment under agreements which expire at various dates through September 2012. These agreements have options to renew. Future minimum lease payments required under operating leases which have initial or remaining non-cancelable terms in excess of one year as of December 31, 2000 were approximately as follows:

             YEARS ENDED DECEMBER 31,
---------------------------------------------------
(IN THOUSANDS)                       MINIMUM RENTAL
---------------------------------------------------
2001                                     $  470
2002                                        442
2003                                        384
2004                                        382
2005                                        287
2006 and later                            1,251
---------------------------------------------------
    Total                                $3,216
===================================================

    Rental expense for all operating leases was $525,000 in 2000, $352,000 in 1999 and $327,000 in 1998.

NOTE 6. DEPOSITS:
    Deposits consisted of the following:

                                     DECEMBER 31,
-----------------------------------------------------
(IN THOUSANDS)                     2000        1999
-----------------------------------------------------
Non-interest bearing             $ 86,012    $ 51,845
Interest bearing demand            32,802      24,492
Money market accounts             173,602     160,701
Savings                            28,238      13,052
Time and IRA certificates
  under $100,000                  420,745     202,826
-----------------------------------------------------
    Total core deposits           741,399     452,916
Time certificates over
  $100,000                         78,710      47,550
Brokered deposits over
  $100,000                         37,975      48,000
-----------------------------------------------------
    Total deposits               $858,084    $548,466
=====================================================

AMOUNTS AND MATURITIES OF BROKERED DEPOSITS AND TIME DEPOSITS

(IN THOUSANDS)                        DECEMBER 31, 2000
-------------------------------------------------------
2001                                      $318,107
2002                                       165,339
2003                                        24,449
2004                                         9,740
2005                                        18,561
2006 and later                               1,234
-------------------------------------------------------
    Total                                 $537,430
=======================================================

NOTE 7. INCOME TAXES:

    Our results include income tax expense (benefit) as follows:

                              YEARS ENDED DECEMBER 31,
----------------------------------------------------------
(IN THOUSANDS)               2000        1999       1998
----------------------------------------------------------
Current                    $  7,722     $4,578     $3,522
Deferred                     (2,925)      (934)      (496)
----------------------------------------------------------
    Total                  $  4,797     $3,644     $3,026
==========================================================

    The tax effects of temporary differences that gave rise to the deferred tax assets and liabilities are presented below:

                                   DECEMBER 31,
----------------------------------------------------
(IN THOUSANDS)                    2000        1999
----------------------------------------------------
Deferred tax assets:
  Reserve for loan losses       $  4,590     $3,000
  Deferred loan fees                 360        175
  Investments in debt and
   equity securities - SFAS
   No. 115                           443        465
  Other                               --         --
----------------------------------------------------
Total deferred tax assets          5,393      3,640
----------------------------------------------------

Deferred tax liabilities:
  Depreciation                      (248)      (203)
  Discount accretion                (109)       (23)
  Other                             (682)       (57)
----------------------------------------------------
Total deferred tax
 liabilities                      (1,039)      (283)
----------------------------------------------------
Net deferred tax assets         $  4,354     $3,357
====================================================

    A valuation allowance would be provided on deferred tax assets when it is more likely than not that some portion of the assets will not be realized. We had not established a valuation allowance as of December 31, 2000 or 1999, due to management's belief that all criteria for recognition had been met, including the existence of a history of taxes paid sufficient to support the realization of the deferred tax assets.
    Income tax expense as reported differs from the amounts computed by applying the statutory federal income tax rate to pre-tax income as follows:

                              YEARS ENDED DECEMBER 31,
--------------------------------------------------------
(IN THOUSANDS)                2000      1999      1998
--------------------------------------------------------
Computed expected tax
 expense                     $4,042    $3,166    $2,646
Tax-exempt income              (172)      (93)     (157)
State and local income
 taxes, net of federal
 tax benefits                   577       137       314
Goodwill amortization           385       392       318
Bank owned life
 insurance                     (276)       --        --
Other, net                      241        42       (95)
--------------------------------------------------------
Total tax expense            $4,797    $3,644    $3,026
========================================================

NOTE 8. SHORT-TERM BORROWINGS:
    Short-term borrowings were as follows at year-end:

                                 DECEMBER 31,
----------------------------------------------------
(IN THOUSANDS)              2000     1999     1998
----------------------------------------------------
Securities sold under
  agreements to
  repurchase              $ 19,672  $18,361  $14,042
Federal funds
  purchased                    440       --       --
Federal Home Loan Bank
  advances                  93,500   57,000   39,500
Other short-term
  borrowings                12,650      500       --
----------------------------------------------------
    Total short-term
      borrowings          $126,262  $75,861  $53,542
====================================================

    As collateral for the Federal Home Loan Bank advances, Allegiant Bank has entered into a blanket agreement that pledges first mortgage loans with principal balances aggregating 130% of the outstanding advances. At December 31, 2000, the weighted average interest rate for federal funds purchased, other short-term borrowings and other borrowings was 6.0%, 7.0% and 5.8%, respectively.

    Under the terms of the current notes payable to a financial institution, we and/or our subsidiaries are required to maintain certain financial ratios and are limited with respect to cash dividends, capital expenditures and the incurrence of additional indebtedness without prior approval. A principal payment of $1.0 million is due on October 1, 2001 and the balance outstanding is due on November 12, 2001.

NOTE 9. LONG-TERM DEBT:
    Long-term debt consisted of the following at year-end:

                                                                          DECEMBER 31,
-----------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                     2000       1999       1998
-----------------------------------------------------------------------------------------------
Notes payable to a financial institution, interest payable
  quarterly (7% on December 31, 2000), balance outstanding
  payable on November 12, 2001, secured by Bank stock             $    --    $12,650    $13,650
Notes payable to FHLB, interest payable monthly at rates
  varying from 5.28% to 6.23%, principal balance due at
  maturity ranging from December 13, 2002 to April 7, 2008,
  secured by stock in FHLB and certain loans                       39,544     23,210     26,625
Notes payable to FHLB, amortized principal and interest
  payable monthly at rates varying from 6.00% to 6.95%,
  maturity ranging from June 19, 2013 to December 31, 2019,
  secured by stock in FHLB and certain loans                        9,145         --         --
-----------------------------------------------------------------------------------------------
    Total long-term debt                                          $48,689    $35,860    $40,275
===============================================================================================

    A summary of annual principal reductions of long-term debt as of December 31, 2000 was as follows:

                                            ANNUAL
                                          PRINCIPAL
YEAR (IN THOUSANDS)                       REDUCTIONS
----------------------------------------------------
2001                                       $   267
2002                                           923
2003                                         6,831
2004                                           366
2005                                           404
2006 and later                              39,898
----------------------------------------------------
    Total                                  $48,689
====================================================

NOTE 10. CAPITAL SECURITIES OF SUBSIDIARY TRUST:
    During 1999, we formed Allegiant Capital Trust I, a statutory business trust. We purchased all the common securities of Allegiant Capital Trust for $672,080. Allegiant Capital Trust sold 1,725,000 preferred securities, having a liquidation value of $10 per security, for $17.3 million. The sole assets of Allegiant Capital Trust are our subordinated debentures totaling $17.9 million which are due August 2, 2029. The distributions payable on the preferred securities are fixed at 9.875%. All accounts of Allegiant Capital Trust are included in our consolidated financial statements. The preferred securities are entitled "Guaranteed preferred beneficial interest in subordinated debentures" for financial reporting purposes. The preferred securities are traded on the American Stock Exchange under the symbol ACT.pr. Cash distributions on the securities are made to the extent interest on the debentures is received by Allegiant Capital Trust. The securities are redeemable in whole at any time on or after August 2, 2004, or earlier in the event of certain changes or amendments to regulatory requirements or federal tax rules.

NOTE 11. COMMON STOCK AND EARNINGS PER SHARE:
    On July 1, 1998, our board of directors declared a six-for-five stock split (in the form of a stock dividend) of our common stock to shareholders of record on January 8, 1999, payable January 29, 1999. Common stock was credited and capital surplus was charged for the aggregate par value of shares that were issued. The stated par value of each share was not changed from $.01.
    On September 19, 1997, our board of directors declared a five-for-four stock split (in the form of a stock dividend) of our common stock to shareholders of record on January 7, 1998, payable on January 21, 1998. Common stock was credited and capital surplus was charged for the aggregate par value of the shares that were issued. The stated par value of each share was not changed from $0.01.
    All per share data in the Consolidated Financial Statements and these Notes have been restated to reflect the aforementioned stock splits and stock dividend.
    Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share gives effect to all dilutive potential common shares that were outstanding during the year. The components of basic and diluted earnings per share as prescribed by SFAS No. 128 were as follows:

                                    YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------
(IN THOUSANDS, EXCEPT SHARE
AND PER SHARE DATA)               2000        1999        1998
-----------------------------------------------------------------
Net income                     $    7,035  $    5,402  $    4,534
-----------------------------------------------------------------
Denominator:
  Weighted average shares
   outstanding                  6,460,250   6,450,639   6,256,715
  Effect of dilutive
   securities:
   Stock options and
   warrants                        34,817      59,406     390,450
-----------------------------------------------------------------
Denominator for diluted
 earnings per share-
 adjusted weighted average
 shares                         6,495,067   6,510,045   6,647,165
=================================================================
Basic earnings per share       $     1.09  $     0.84  $     0.72
Diluted earnings per share           1.08        0.83        0.68

NOTE 12. EMPLOYEE BENEFITS:
    Pension Plan. We have a defined contribution pension plan in effect for substantially all full-time employees. Salaries and employee benefits expense included $236,000 in 2000, $209,000 in 1999 and $124,000 in 1998
for such plans. Contributions under the defined contribution plan are made at the discretion of our management and board of directors.

NOTE 13. STOCK OPTION PLANS AND DIRECTORS STOCK PURCHASE PLAN:
    We have reserved 1,454,000 shares of our common stock for issuance under various stock option plans offered to our directors and certain of our key employees. Options are granted, by action of our board of directors, to acquire stock at 110% of fair market value at the date of the grant, for a term of up to ten years.

    At December 31, 2000, approximately 711,700 shares remained available for option grants under these programs. The following tables summarize option activity over the last three years and the current options outstanding and exercisable:

                                                                         YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------
                                                       2000                       1999                        1998
-----------------------------------------------------------------------------------------------------------------------------
                                                          WEIGHTED-                  WEIGHTED-                    WEIGHTED-
                                                           AVERAGE                    AVERAGE                      AVERAGE
                                              SHARES     OPTION PRICE    SHARES     OPTION PRICE     SHARES      OPTION PRICE
-----------------------------------------------------------------------------------------------------------------------------
Outstanding, beginning of year                510,372       $10.59       431,336       $10.02         681,726        $6.42
Granted                                       374,482        10.54       120,598        10.99         146,386        14.84
Exercised                                        (660)        8.00       (34,666)        4.13        (378,767)        4.51
Canceled                                      (23,217)       11.69        (6,896)        4.19         (18,009)       11.28
=============================================================================================================================
Outstanding, end of year                      860,977        10.65       510,372        10.59         431,336        10.02
=============================================================================================================================

Weighted-average fair value of options
  granted during the year                     $  2.85                    $  2.51                    $    3.59
=============================================================================================================================

                        OPTIONS OUTSTANDING                                                   OPTIONS EXERCISABLE
--------------------------------------------------------------------------------------------------------------------
                                               WEIGHTED
                                 NUMBER         AVERAGE     WEIGHTED                           NUMBER       WEIGHTED
                             OUTSTANDING AT    REMAINING    AVERAGE                        EXERCISABLE AT   AVERAGE
      RANGE OF                DECEMBER 31,    CONTRACTUAL   EXERCISE                        DECMBER 31,     EXERCISE
   EXERCISE PRICE                 2000           LIFE        PRICE                              2000         PRICE
--------------------------------------------------------------------------------------------------------------------
$ 3.00 - $ 8.00                 156,448        4.3 years    $  5.94                           156,184       $  5.94
  8.78 -  10.45                 171,844        1.3 years       9.48                           143,624          9.39
 10.75 -  18.57                 532,685        3.7 years      12.41                           359,053         12.43
--------------------------------------------------------------------------------------------------------------------
  3.30 -  18.57                 860,977        3.3 years      10.65                           658,861         10.23
====================================================================================================================

    We have a directors stock purchase plan whereby our outside directors may elect to use their directors' fees to purchase shares of our common stock at market value. In 2000, 24,583 shares were purchased at an average price of $9.22. In 1999, 26,000 shares were purchased at an average price of $9.94 and in 1998, 12,000 shares were purchased at an average price of $11.50.
    Total options granted in 2000 are comprised of 281,548 shares at an average price of $11.70 to Allegiant directors and officers and 92,934 shares at an average price of $6.23 to convert existing Equality Bancorp options to Allegiant options.
    We apply Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for our plans. Accordingly, no compensation expense has been recognized for our stock-based compensation plans. Had compensation cost for our stock-based compensation plans been determined based upon the fair value of the grant date for the awards under these plans consistent with the methodology prescribed under SFAS No. 123, Accounting for Stock-Based Compensation, our net income and earnings per share would have been reduced to the pro forma amounts indicated below:

(IN THOUSANDS,                 YEARS ENDED DECEMBER 31,
--------------------------------------------------------
EXCEPT PER SHARE DATA)         2000      1999      1998
--------------------------------------------------------
Net income
    As reported               $7,035    $5,402    $4,534
    Pro forma                  6,712     5,223     4,208
Basic earnings per share
    As reported                 1.09      0.84      0.72
    Pro forma                   1.05      0.81      0.67
Diluted earnings per
  share
    As reported                 1.08      0.83      0.68
    Pro forma                   1.03      0.80      0.63

    The fair value of each option granted is estimated on the date of the grant using the Black-Scholes option-pricing model using the following weighted-average assumptions:

                                YEARS ENDED DECEMBER 31,
---------------------------------------------------------------
                            2000          1999          1998
---------------------------------------------------------------
Dividend yield                2.00%         2.00%         1.80%
Volatility                   31.60         28.80         30.80
Risk-free interest
  rate                        5.97%         5.41%         5.02%
Expected life              5 years       5 years       5 years

NOTE 14. CONCENTRATIONS OF CREDIT:
    Substantially all of our loans, commitments and commercial and standby letters of credit have been granted to customers that are depositors of Allegiant Bank and in our market area and we are thereby subject to this significant concentration of credit risk. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers. Investments in state and municipal securities also involve governmental entities within our market area.

NOTE 15. FINANCIAL INSTRUMENTS:
    Allegiant Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. These instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the Consolidated Balance Sheets. The contract or notional amounts of these instruments reflect the extent of the bank's involvement in particular classes of financial instruments.
    Allegiant Bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit, standby letters of credit and financial guarantees written is represented by the contractual or notional amount of those instruments. The bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.
    A summary of the notional amounts of Allegiant Bank's financial instruments with off-balance sheet risk at December 31, 2000, 1999 and 1998 follows:

                                    DECEMBER 31,
----------------------------------------------------------
(IN THOUSANDS)               2000        1999       1998
----------------------------------------------------------
Commitments to extend
  credit                   $135,545    $109,913    $82,530
Standby letters of
  credit                     10,395       4,213      6,496

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Allegiant Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the bank upon extension of credit, is based on management's credit evaluation of the counterparts. Collateral held varies but may include accounts receivable, inventory, property, plant, equipment and real estate.
    Standby letters of credit and financial guarantees written are conditional commitments issued by the bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support contractual obligations of Allegiant Bank customers. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

    The carrying amount and estimated fair values of our financial instruments were as follows:

                                                                DECEMBER 31, 2000          DECEMBER 31, 1999
--------------------------------------------------------------------------------------------------------------
                                                               CARRYING      FAIR         CARRYING      FAIR
(IN THOUSANDS)                                                  AMOUNT      VALUE          AMOUNT      VALUE
--------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS:
    Cash and due from banks, federal funds sold and other
      overnight investments                                    $ 47,143    $ 47,143       $ 26,769    $ 26,769
    Securities available-for-sale                               129,096     129,096         49,129      49,129
    Securities held-to-maturity                                   5,200       5,207         11,668      11,284
    Loans held for sale                                          88,983      89,001             --          --
    Loans, net of allowance                                     802,538     801,502        606,876     605,751

FINANCIAL LIABILITIES:
    Deposits                                                   $858,084    $860,626       $548,466    $545,869
    Short-term borrowings                                       126,262     126,873         75,861      75,859
    Long-term debt                                               48,689      48,798         35,860      35,368
    Guaranteed preferred beneficial interest in
      subordinated debentures                                    17,250      17,250         17,250      15,932

OFF-BALANCE SHEET DERIVATIVES:
    7% CD interest rate swap                                         --    $    260             --          --
    Callable CD interest rate swap                                   --         150             --          --

    The following methods and assumptions were used by us in estimating fair values of financial instruments as disclosed herein:
    Cash and Short-Term Instruments: The carrying amounts of cash and due from banks and federal funds sold approximate their fair value.
    Securities: Fair values for held-to-maturity and available-for-sale securities are based on quoted market prices or dealer quotes, where available. If quoted market prices are not available for a specific security, fair values are based on quoted market prices of comparable instruments.
    Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for fixed-rate loans are estimated using discounted cash flow analyses and applying interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The fair values for non-performing loans are estimated using assumptions regarding current assessments of collectibility and historical loss experience.
    Deposits: The fair values disclosed for deposits generally payable on demand, such as non-interest bearing checking accounts, savings accounts, NOW accounts and market rate deposit accounts, are by definition, equal to the amount payable on demand at the reporting date. The carrying amounts for variable-rate, fixed-term market rate deposit accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates of similar remaining maturities to a schedule of aggregated monthly maturities on time deposits.
    Short-Term Borrowings: The carrying amounts of federal funds purchased, borrowings under repurchase agreements and other short-term borrowings approximate their fair values at the reporting date.
    Long-Term Debt: The fair values of our long-term debt and guaranteed preferred beneficial interest in subordinated debentures are based on quoted market prices for similar issues or estimates using discounted cash flow analyses, based on our current incremental borrowing rates for similar types of debt instruments.
    Off-Balance Sheet Financial Instruments: The fair value of commitments to extend credit and standby letters of credit are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the likelihood of the counterparties drawing on such financial instruments and the present creditworthiness of such counterparties. We believe such commitments have been made on terms which are competitive in the markets in which we operate; however, no premium or discount is offered thereon and accordingly, we have not assigned a value to such instruments for the purposes of this disclosure.
    Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time our entire holdings of a particular financial instrument. Because no market exists for a significant portion of our financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

    Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in many of the estimates.
    Derivative Financial Instruments: Our Company uses off-balance sheet derivative financial instruments as part of its overall interest rate risk management process. These derivative instruments involve, to varying degrees, interest rate risk in excess of the amount recognized on the balance sheet but less than the notional amount of the contract. For interest rate swaps, only periodic cash payments are exchanged. Therefore, cash requirements and exposure to credit risk are substantially less than the notional value. Our Company manages these risks and seeks to minimize these risks as part of its asset and liability management process.
    During 2000, we entered into interest rate swap agreements for interest rate risk exposure management purposes. The interest rate swap agreement utilized effectively modifies our exposure to interest risk by converting our fixed rate certificates of deposit to a floating-rate based on LIBOR. The notional amount of the swaps is $65.0 million and is scheduled to mature as the CDs mature. These agreements involve the receipt of fixed-rate amounts in exchange for floating-rate interest payments over the life of the agreements without an exchange of the underlying principal amount. The rate of the floating-rate interest payments that we receive on the $65.0 million of interest rate swaps range from 6.69% to 6.78% and have variable maturity dates through May 2002.

NOTE 16. REGULATORY MATTERS:
    We and Allegiant Bank are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can result in mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct, material effect on our financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we and Allegiant Bank must meet specific capital guidelines that involve quantitative measures of our and the bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Our and Allegiant Bank's capital amounts and classifications also are subject to qualitative judgments by the regulators about components, risk weightings and other factors.
    Quantitative measures established by regulators to ensure capital adequacy require us and Allegiant Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes that, as of December 31, 2000, we and Allegiant Bank met all applicable capital adequacy requirements.
    As of December 31, 2000, the date of the most recent notification from the regulatory agencies, the Allegiant Bank was categorized as well capitalized under the regulatory framework.

    The actual and required capital amounts and ratios as of December 31, 2000 and 1999 for Allegiant and Allegiant Bank are listed in the following table:

                                                                                              TO BE WELL
                                                                                          CAPITALIZED UNDER
                                                                         FOR CAPITAL      PROMPT CORRECTIVE
                                                       ACTUAL         ADEQUACY PURPOSES   ACTION PROVISIONS
------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                             AMOUNT    RATIO     AMOUNT    RATIO     AMOUNT     RATIO
------------------------------------------------------------------------------------------------------------
As of December 31, 2000:
Total Capital (to Risk-Weighted Assets)
    Allegiant Bancorp, Inc.                       $ 94,557   10.79%   $70,138     8.00%   $   N/A       N/A
    Allegiant Bank                                 101,925   11.65     69,996     8.00     87,496     10.00%
Tier 1 Capital (to Risk-Weighted Assets)
    Allegiant Bancorp, Inc.                         83,548    9.53     35,069     4.00        N/A       N/A
    Allegiant Bank                                  90,971   10.40     34,998     4.00     52,497      6.00
Tier 1 Capital (to Average Assets)
    Allegiant Bancorp, Inc.                         83,548    8.71     38,385     4.00        N/A       N/A
    Allegiant Bank                                  90,971    9.50     38,293     4.00     47,866      5.00

As of December 31, 1999:

Total Capital (to Risk-Weighted Assets)
    Allegiant Bancorp, Inc.                       $ 61,885   10.23%   $48,404     8.00%   $   N/A       N/A
    Allegiant Bank                                  69,107   11.52     47,974     8.00     59,967     10.00%
Tier 1 Capital (to Risk-Weighted Assets)
    Allegiant Bancorp, Inc.                         53,269    8.80     24,202     4.00        N/A       N/A
    Allegiant Bank                                  61,601   10.27     23,987     4.00     35,980      6.00
Tier 1 Capital (to Average Assets)
    Allegiant Bancorp, Inc.                         53,269    7.47     28,523     4.00        N/A       N/A
    Allegiant Bank                                  61,601    8.89     27,716     4.00     34,645      5.00

NOTE 17. RESTRICTIONS ON CASH AND DUE FROM BANKS:
    At December 31, 2000, $3.7 million in cash and due from bank balances were maintained in accordance with the guidelines set forth by the Federal Reserve Bank to maintain certain average reserve balances.

NOTE 18. OTHER INCOME AND EXPENSES:
    A summary of the components of other income and other expenses exceeding 1% of revenues in each of the years presented is as follows:

                             YEARS ENDED DECEMBER 31,
-----------------------------------------------------
(IN THOUSANDS)                2000     1999     1998
-----------------------------------------------------
Other Income:
  Leasing revenue            $  900   $1,077   $1,527
  Mortgage banking
    revenue                     495      944    2,299
  Gain on sale of
    branches                     --       --    2,370
  Gain on sale of
    mortgage loans               --       --    1,112
Other Expenses:
  Furniture and
    equipment                 1,805    1,650    1,752
  Occupancy                   1,533    1,344    1,523
  Goodwill amortization         949      980      910
  Depreciation of
    operating leases            726      861    1,340
  Supplies                      387      274      489
  Operating losses -
    other                        44       80      450
  Operating losses -
    overdrawn customer
    accounts                     43       35      272

NOTE 19. PARENT COMPANY CONDENSED FINANCIAL INFORMATION:
    Following are our condensed financial statements (parent company only) for the periods indicated:

BALANCE SHEETS
                                     DECEMBER 31,
------------------------------------------------------
(IN THOUSANDS)                    2000          1999
------------------------------------------------------
ASSETS:
Cash                            $  2,520       $ 4,962
Investment securities                891            43
Loans and lease financing
  receivables                         62            73
Investment in subsidiaries       103,104        73,201
Other assets                       1,906         1,222
------------------------------------------------------
    Total assets                $108,483       $79,501
======================================================

LIABILITIES AND
  SHAREHOLDERS' EQUITY:
Short-term borrowings           $ 12,650       $   500
Long-term debt                        --        12,650
Other liabilities                    105           438
Balances due to nonbank
  subsidiaries                    17,922        17,922
------------------------------------------------------
    Total liabilities             30,677        31,510

Total shareholders'
  equity:                         77,806        47,991
------------------------------------------------------
    Total liabilities and
      shareholders' equity      $108,483       $79,501
======================================================

STATEMENTS OF INCOME
                             YEARS ENDED DECEMBER 31,
--------------------------------------------------------
(IN THOUSANDS)               2000      1999      1998
--------------------------------------------------------
INCOME:
Management and service
  fees from
  subsidiaries              $ 1,330   $ 1,116   $    --
Dividends from
  subsidiaries                   --        --     1,000
Other operating income          515        53        --
--------------------------------------------------------
    Total income              1,845     1,169     1,000
--------------------------------------------------------

EXPENSE:
Interest on long-term
  debt                        2,541     1,699     1,183
Salaries and employee
  benefits                      926       800     1,674
Other operating
  expenses                    1,279       832       799
--------------------------------------------------------
    Total expense             4,746     3,331     3,656
--------------------------------------------------------

Loss before income tax
  benefit and equity
  in undistributed
  income of
  subsidiaries               (2,901)   (2,162)   (2,656)
Income tax benefit            1,159       866     1,448
--------------------------------------------------------
Loss before equity in
  undistributed income
  of subsidiaries            (1,742)   (1,296)   (1,208)
Equity in
  undistributed income
  of subsidiaries             8,777     6,698     5,742
--------------------------------------------------------
    Net income              $ 7,035   $ 5,402   $ 4,534
========================================================

STATEMENTS OF CASH FLOWS
                                      YEARS ENDED DECEMBER 31,
------------------------------------------------------------------
(IN THOUSANDS)                         2000      1999       1998
------------------------------------------------------------------
OPERATING ACTIVITIES:
Net income                          $  7,035   $ 5,402   $  4,534
Adjustment to reconcile net
 income to net cash used by
 operating activities
  Net income of subsidiaries          (8,777)   (6,698)    (6,742)
  Dividends from subsidiaries             --        --      1,000
  Net loss on disposition of
   subsidiary                             --        20         --
  Net realized gain on
   securities available-
   for-sale                             (377)       --         --
  Other, net                             (97)     (118)       346
------------------------------------------------------------------
  Cash used in operating
   activities                         (2,216)   (1,394)      (862)
------------------------------------------------------------------

INVESTING ACTIVITIES:
Net cash received in
 acquisition of Equality
 Bancorp, Inc.                         1,899        --         --
Contributions of capital to
 subsidiaries                             --    (8,000)    (1,000)
Net cash received in
 disposition of subsidiary                --     1,348         --
Proceeds from sales of
 securities available-for-sale         2,456        --         --
Purchase of investment
 securities available-for-sale        (2,854)      (43)        --
Additions to premises and
 equipment, net                            7        17         (8)
Other, net                                11       (82)        (7)
------------------------------------------------------------------
  Cash provided by (used in)
   investing activities                1,519    (6,760)    (1,015)
------------------------------------------------------------------

FINANCING ACTIVITIES:
Payment of dividends                  (1,322)     (978)      (917)
Proceeds from issuance of
 common stock                          1,516       476      2,283
Repurchase of common stock            (1,439)   (4,176)        --
Net decrease in short-term
 borrowings                             (500)     (500)        --
Proceeds from issuance of
 long-term debt                           --        --     13,650
Repayment of long-term debt               --        --    (13,650)
Proceeds from issuance of
 guaranteed preferred
 beneficial interest in
 subordinated debentures                  --    17,250         --
------------------------------------------------------------------
  Cash provided by (used in)
   financing activities               (1,745)   12,072      1,366
------------------------------------------------------------------
Net increase (decrease) in
 cash and cash equivalents            (2,442)    3,918       (511)
Cash and cash equivalents,
 beginning of year                     4,962     1,044      1,555
------------------------------------------------------------------
Cash and cash equivalents, end
 of year                            $  2,520   $ 4,962   $  1,044
==================================================================

NOTE 20. RESTRICTIONS ON SUBSIDIARY DIVIDENDS:
    Dividends from Allegiant Bank are the principal source of funds for payment of dividends by us to our shareholders. The payment of dividends by Allegiant Bank is subject to regulation by the Federal Deposit Insurance Corporation and the Missouri Division of Finance. Allegiant Bank is also subject to regulation by the State of Missouri. These payments are not restricted as to the amount of dividends that can be paid, other than what prudent and sound banking principles permit and what must be retained to meet minimum legal capital requirements. Accordingly, approximately $27.4 million at December 31, 2000, in addition to net income in 2001, could be paid without prior regulatory approval.
    Extensions of credit by subsidiaries to us are permitted by regulatory authorities but are limited in amount and subject to collateral requirement. At December 31, 2000 approximately $7.5 million would have been available under Federal Reserve guidelines.

NOTE 21. SUPPLEMENTAL DISCLOSURE FOR THE CONSOLIDATED STATEMENT OF CASH FLOWS:
    Supplemental disclosures of non-cash investing and financing activities, and additional disclosures including details of cash and cash equivalents from acquisitions accounted for as purchases and dispositions of branches, were as follows:

                                    YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------
(IN THOUSANDS)                     2000       1999        1998
-----------------------------------------------------------------
Fair value of assets
 purchased                       $300,434    $   473    $ 17,492
Liabilities assumed
 (transferred)                    277,882         99     (40,154)
Issuance of common stock           22,552         --          --
-----------------------------------------------------------------
Net cash received (paid)
 for acquisitions and
 dispositions                          --        374     (22,662)
Cash and cash equivalents
 acquired                          46,676        974          --
-----------------------------------------------------------------
        Total                    $ 46,676    $ 1,348    $(22,662)
=================================================================

Cash paid during the year
 for:
  Interest on deposits and
   borrowings                    $ 39,076    $25,619    $ 28,096
  Income taxes                      5,167      4,081       3,345

Non-cash transactions:
  Transfers to other real
   estate owned in
   settlement of loans           $    105    $   402    $     --
  Conversion of directors'
   fees to common stock               218        258         135

NOTE 22. SUMMARY OF QUARTERLY FINANCIAL INFORMATION (UNAUDITED):
    The following is a summary of quarterly operating results for the years ended December 31, 2000 and 1999:

                                           2000
----------------------------------------------------------------
(IN THOUSANDS, EXCEPT       FIRST    SECOND     THIRD    FOURTH
PER SHARE DATA)            QUARTER   QUARTER   QUARTER   QUARTER
----------------------------------------------------------------
Interest income            $15,569   $17,029   $18,304   $21,071
Interest expense             8,401     9,544    10,484    12,092
----------------------------------------------------------------
  Net interest income        7,168     7,485     7,820     8,979
Provision for
 loan losses                   715       850       735     1,200
Other income                 1,249     1,611     1,586     2,016
Other expense                4,931     5,576     5,794     6,281
Income taxes                 1,136     1,084     1,173     1,404
----------------------------------------------------------------
  Net income               $ 1,635   $ 1,586   $ 1,704   $ 2,110
================================================================

Earnings per share:
  Basic                    $  0.27   $  0.26   $  0.28   $  0.28
  Diluted                     0.26      0.26      0.28      0.28

                                           1999
----------------------------------------------------------------
(IN THOUSANDS, EXCEPT       FIRST    SECOND     THIRD    FOURTH
PER SHARE DATA)            QUARTER   QUARTER   QUARTER   QUARTER
----------------------------------------------------------------
Interest income            $11,925   $12,308   $13,250   $14,629
Interest expense             6,088     6,150     6,798     7,565
----------------------------------------------------------------
  Net interest income        5,837     6,158     6,452     7,064
Provision for loan
 losses                        562       450       580       954
Other income                 1,254     1,188     1,207     1,194
Other expense                4,858     4,654     4,705     4,545
Income taxes                   669       897       945     1,133
----------------------------------------------------------------
  Net income               $ 1,002   $ 1,345   $ 1,429   $ 1,626
================================================================

Earnings per share:
  Basic                    $  0.15   $  0.20   $  0.22   $  0.27
  Diluted                     0.15      0.20      0.22      0.26